                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                             Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                         Columbia Banking System, Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                              J. James Gallagher
                   Vice Chairman and Chief Executive Officer
                         Columbia Banking System, Inc.
                              1102 Broadway Plaza
                           Tacoma, Washington 98402
--------------------------------------------------------------------------------
                  (Name of Person(s) Filing Proxy Statement)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

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     (4) Date Filed:

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

                       [LOGO OF COLUMBIA BANKING SYSTEM]
                              1102 Broadway Plaza
                            Tacoma, Washington 98402

                                 March 10, 2000

   Dear Shareholder:

   I am pleased to invite you to Columbia Banking System's Annual Meeting of Shareholders. The meeting will be at 1:00 p.m. on Tuesday, April 25, 2000 at the Sheraton Tacoma Hotel, 1320 Broadway, Tacoma, Washington.

   At the meeting, you and the other shareholders will be asked to approve the election of 15 directors to the Columbia Board, and will be asked to approve the amendment of Columbia's Stock Option Plan. You also will have the opportunity to hear what has happened in our business in the past year and to ask questions. You will find additional information concerning Columbia and its operations, including its audited financial statements, in the enclosed Annual Report for the year ended December 31, 1999.

   I hope that you can join us on April 25th. Whether or not you plan to attend, please sign and return your proxy card as soon as possible. Your opinion and your vote are important to us. Voting by proxy will not prevent you from voting in person if you attend the meeting, but it will ensure that your vote is counted if you are unable to attend.

                                          Sincerely,

                                          /s/ W.W. Philip
                                          W.W. Philip
                                          Chairman

                       [LOGO OF COLUMBIA BANKING SYSTEM]

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD APRIL 25, 2000

   The 2000 Annual Meeting of Shareholders of Columbia Banking System, Inc. will be held at the Sheraton Tacoma Hotel, 1320 Broadway, Tacoma, Washington, on Tuesday, April 25, 2000, for the following purposes:

  1. To elect 15 directors to serve on the Board until the 2001 Annual Meeting of Shareholders.

  2. To approve the amendment of Columbia's Stock Option Plan which amendment would, among other things, increase the number of shares available under the plan.

  3. To transact any other business that properly comes before the meeting or any adjournment of the meeting.

   Shareholders owning Columbia's shares at the close of business on the record date of March 1, 2000 are entitled to vote at the meeting.

                                          By Order of the Board of Directors

                                          /s/ Jill L. Myers
                                          Jill L. Myers
                                          Secretary

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
     PROXY STATEMENT.....................................................   1

     ABOUT THE MEETING...................................................   1

     STOCK OWNERSHIP.....................................................   3

     PROPOSAL 1: ELECTION OF DIRECTORS...................................   5

     PROPOSAL 2: AMENDMENT OF STOCK OPTION PLAN..........................   8

     EXECUTIVE COMPENSATION..............................................  12

     Report of the Personnel and Compensation Committee on Executive
      Compensation.......................................................  12

     Stock Performance Graph.............................................  16

     Summary Compensation Table..........................................  17

     Option Grants in 1999...............................................  18

     Option Exercises and Year-End Option Values.........................  18

     Restricted Stock Awards.............................................  18

     Other Employee Benefits.............................................  19

     Executive Employment and Severance Agreements.......................  19

     SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE.............  20

     INTEREST OF MANAGEMENT IN CERTAIN TRANSACTIONS......................  20

     INDEPENDENT PUBLIC ACCOUNTANTS......................................  20

     ANNUAL REPORT TO SHAREHOLDERS AND FORM 10K..........................  21

                         COLUMBIA BANKING SYSTEM, INC.
                              1102 Broadway Plaza
                            Tacoma, Washington 98402

                                PROXY STATEMENT

   The Board of Directors is soliciting proxies for this year's Annual Meeting of Shareholders. This Proxy Statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. Please read it carefully.

   The Board set March 1, 2000 as the record date for the meeting. Shareholders who owned Columbia common stock on that date are entitled to vote at the meeting, with each share entitled to one vote. There were 10,603,064 shares of Columbia common stock outstanding on the record date.

   Voting materials, which include this Proxy Statement, a proxy card, and the 1999 Annual Report, are first being mailed to shareholders on or about March 15, 2000.

                               ABOUT THE MEETING

Why am I receiving this Proxy Statement and proxy card?

   You are receiving this Proxy Statement and proxy card because you own shares of Columbia common stock. This Proxy Statement describes issues on which we would like you to vote.

   When you sign the proxy card you appoint W.W. Philip and J. James Gallagher as your representatives at the meeting. Mr. Philip and Mr. Gallagher will vote your shares at the meeting as you have instructed on the proxy card. This way, your shares will be voted even if you cannot attend the meeting.

Who is soliciting my proxy and who is paying the cost of solicitation?

   Columbia's Board of Directors is sending you this Proxy Statement in connection with its solicitation of proxies for use at the 2000 Annual Meeting. Certain directors, officers and employees of Columbia and/or its banking subsidiary, Columbia Bank, may solicit proxies by mail, telephone, facsimile or in person.

   Columbia will pay for the costs of solicitation. Columbia does not expect to pay any compensation for the solicitation of proxies, except to brokers, nominees and similar recordholders for reasonable expenses in mailing proxy materials to beneficial owners of Columbia common stock.

What am I voting on?

   At the Annual Meeting you will be asked to vote on the election of 15 directors to serve on the Board until the 2001 Annual Meeting of Shareholders and on a proposal to amend Columbia's Stock Option Plan.

Who is entitled to vote?

   Only shareholders who owned Columbia common stock as of the close of business on the record date, March 1, 2000, are entitled to receive notice of the Annual Meeting and to vote the shares that they held on that date at the meeting, or any postponement or adjournment of the meeting.

How do I vote?

   You may vote your shares either in person at the Annual Meeting or by proxy. To vote by proxy, you should mark, date, sign and mail the enclosed proxy in the prepaid envelope provided. If you are a registered shareholder and attend the meeting, you may deliver your completed proxy card in person. "Street name" shareholders, that is, those shareholders whose shares are held in the name of and through a broker or nominee, who wish to vote at the meeting will need to obtain a proxy form from the institution that holds their shares.

Can I change my vote after I return my proxy card?

   Yes. You may revoke your proxy and change your vote at any time before the proxy is exercised by filing with Columbia's Secretary either a notice of revocation or a duly executed proxy bearing a later date. The powers of the proxy holders will be suspended if you attend the meeting in person and so request, although attendance at the meeting will not by itself revoke a previously granted proxy.

What are the Board's recommendations?

   Unless you give other instructions on your proxy card, Mr. Philip and Mr. Gallagher, as the persons named as proxy holders on the proxy card, will vote as recommended by the Board of Directors. The Board recommends a vote FOR the election of the nominated directors listed in this Proxy Statement, and FOR the amendment of Columbia's Stock Option Plan.

   If any other matters are considered at the meeting, Mr. Philip and Mr. Gallagher will vote as recommended by the Board of Directors. If the Board does not give a recommendation, Mr. Philip and Mr. Gallagher will have discretion to vote as they wish.

Will my shares be voted if I do not sign and return my proxy card?

   If you are a shareholder of record and do not return your proxy card or do not vote in person at the Annual Meeting, your shares will not be voted.

   If your shares are held in street name and you do not submit voting instructions to your broker, your broker may vote your shares under certain circumstances. At this meeting, brokers may vote on the election of directors and on the amendment of Columbia's Stock Option Plan.

How many votes are needed to hold the Annual Meeting?

   A majority of Columbia's outstanding shares as of the record date (a quorum) must be present at the Annual Meeting in order to hold the meeting and conduct business. Shares are counted as present at the meeting if a shareholder is present and votes in person at the meeting or has properly submitted a proxy card. As of the record date for the Annual Meeting, 10,603,064 shares of Columbia common stock were outstanding and eligible to vote. Broker non-votes (where the beneficial owner of the shares does not give the broker or nominee specific voting instructions and the broker or nominee does not have voting discretion) and proxies received but marked as abstentions will be included in the calculation of the number of shares considered to be present at the meeting.

What vote is required to approve each item?

   Election of Directors. The 15 nominees who receive the highest number of FOR votes will be elected. You may vote FOR some or all of the nominees or WITHHOLD AUTHORITY for all or some of the nominees. Votes withheld are counted as "no" votes for the individual director.

   Amendment of Stock Option Plan. The amendments of Columbia's Stock Option Plan will be approved if the votes cast FOR amendment of the Stock Option Plan exceed votes cast AGAINST amendment of the Stock Option Plan. You may ABSTAIN from voting on this proposal. An abstention from voting will have no effect on the proposal since such shares are present at the Meeting and entitled to vote but are not considered votes cast.

Can I vote on other matters?

   Columbia has not received timely notice of any shareholder proposals to be considered at the Annual Meeting, and the Board of Directors does not know of any other matters to be brought before the Annual Meeting.

When are proposals for the 2001 Annual Meeting due?

   Proposals by shareholders to transact business at Columbia's 2001 Annual Meeting must be delivered to Columbia's Secretary no later than February 9, 2001. For shareholder proposals to be considered for inclusion in Columbia's proxy statement and proxy card for the 2001 Annual Meeting, such proposals must be received by Columbia's Secretary no later than November 27, 2000. If Columbia receives notice of a shareholder proposal after February 9, 2001, the persons named as proxies will have discretion on how to vote on such proposals.

How do I nominate someone to be a director?

   If you wish to nominate someone for election to the Board at the 2001 Annual Meeting of Shareholders you must give written notice to Columbia's Chairman not less than 14 nor more than 50 days prior to the date of the 2001 Annual Meeting. If Columbia gives less than 21 days' notice of the Annual Meeting, your notification must be mailed or delivered to the Chairman not later than the close of business on the seventh day following the day that notice of the Annual Meeting was mailed. Your notification should contain the following information to the extent known: (a) the name and address of each proposed nominee; (b) the principal occupation of each proposed nominee; (c) the total number of shares of stock of Columbia that will be voted for each proposed nominee; (d) your name and address; and (e) the number of shares of stock of Columbia you own. Columbia's Chairman may disregard your nomination if it does not meet these requirements.

                                STOCK OWNERSHIP

Are there any owners of more than 5% of Columbia's stock?

   Columbia does not know of any single shareholder or group that is the beneficial owner of more than 5% of Columbia's common stock.

How much stock do Columbia's directors and executive officers own?

   The following table shows, as of March 1, 2000, the amount of Columbia common stock beneficially owned (unless otherwise indicated) by (a) each director and director nominee; (b) the executive officers named in the Summary Compensation Table below; and (c) all of Columbia's directors and executive officers as a group. Except as otherwise noted, Columbia believes that the beneficial owners of the shares listed below, based on information furnished by such owners, have or share with a spouse voting and investment power with respect to the shares.

                                                     Shares Beneficially
                                                            Owned
                                                     --------------------------
     Name                                            Number        Percentage(1)
     ----                                            -------       ------------
     Richard S. DeVine..............................  43,583(2)         *
     Melanie J. Dressel.............................  35,637(3)         *
     Jack Fabulich..................................  10,543(2)         *
     Jonathan Fine..................................  25,015(2)(4)      *
     John P. Folsom.................................  14,134(2)         *
     J. James Gallagher............................. 139,833(5)        1.3%
     John A. Halleran...............................  16,775(2)         *
     Thomas M. Hulbert..............................   6,250            *
     Thomas L. Matson...............................  94,922            *
     William W. Philip.............................. 267,504(6)        2.5%
     John H. Powell.................................  37,402(2)(7)      *
     Robert E. Quoidbach............................   8,746(2)         *
     Donald Rodman..................................  10,245(2)         *
     Harald R. Russell..............................  29,051(8)         *
     Sidney R. Snyder...............................  28,444(2)         *

                                                      Shares Beneficially
                                                             Owned
                                                      ------------------------
     Name                                             Number      Percentage(1)
     ----                                             -------     ------------
     William T. Weyerhaeuser........................   36,475(9)       *
     Evans Q. Whitney...............................   42,322(10)      *
     James M. Will..................................   10,544(2)       *
     Directors and executive officers as a group (21
      persons)......................................  909,624(11)     8.5%

--------
  *   Represents less than 1.0% of Columbia's outstanding common stock.

 (1) Percentages shown are based on the number of shares of Columbia common stock deemed outstanding under applicable regulations, including options exercisable within sixty days.

 (2) Includes 1,654 shares issuable upon exercise of options that become exercisable on April 23, 2000 at $9.60 per share.

 (3) Includes: (i) 1,806 shares held by a corporation owned by Ms. Dressel and her spouse; (ii) 12,120 shares issuable upon exercise of options that became exercisable on September 22, 1996 at $6.77 per share; (iii) 1,738 shares issuable upon exercise of options that became exercisable on January 26, 1997 at $6.77 per share; (iv) 3,473 shares issuable upon exercise of options that became exercisable on December 16, 1997 at $5.62 per share; (v) 2,481 shares issuable upon exercise of options that become exercisable on April 23, 2000; and (vi) 7,875 shares (adjusted for applicable stock splits and dividends) issued to Ms. Dressel in January 1998 as a restricted stock award and held in escrow until certain conditions are met.

 (4) Includes 6,300 shares owned by a family trust for which Mr. Fine is co-trustee and shares voting and investment power.

 (5) Includes: (i) 6,881 shares held by C&G Partnership, a Washington General Partnership, of which Mr. Gallagher is a general partner; (ii) 28,879 shares held by the J. James Gallagher & Co. Profit Sharing Trust, for which Mr. Gallagher is the trustee; (iii)15,750 shares (adjusted for applicable stock splits and dividends) issued to Mr. Gallagher in April 1998 as a restricted stock award and held in escrow until certain conditions are met; (iv) 1,654 shares issuable to Mr. Gallagher's spouse, Ms. Margel Gallagher, a former director of Columbia, upon exercise of options that became exercisable upon her retirement from the Board on December 31, 1999 at $9.60 per share; and (v) 1,575 shares issuable to Ms. Margel Gallagher upon exercise of options that became exercisable upon her retirement from the Board on December 31, 1999 at $24.76 per share.

 (6) Includes: (i) 111,074 shares held by Kelcin, LLC, of which Mr. Philip is a member; (ii) 33,075 shares (adjusted for applicable stock splits and dividends) issued to Mr. Philip in August 1996 as a restricted stock award and held in escrow until certain conditions are met; and (iii) 31,500 shares (adjusted for applicable stock splits and dividends) issued to Mr. Philip in January 1998 as a restricted stock award and held in escrow until certain conditions are met.

 (7) Includes: (i) 1,575 shares issuable upon exercise of options that become exercisable on April 25, 2000 at $24.76 per share; and (ii) 5,288 shares issuable upon exercise of options that became exercisable on September 25, 1993 (and until September 26, 2000) at $3.72 per share as to 3,827 shares and $5.32 per share as to 1,461 shares, assigned to Mr. Powell as a result of the 1998 liquidation of NorCap L.L.C., a company controlled by Mr. A.G. Espe, Columbia's former Chairman and Chief Executive Officer. Mr. Powell reached the age of 75 prior to the Annual Meeting of Shareholders to be held on April 25, 2000, and thus is retiring from the Board in accordance with the Company's Bylaws.

 (8) Includes: (i) 4,344 shares issuable upon exercise of options that became exercisable on January 26, 1997 at $6.77 per share; (ii) 2,605 shares issuable upon exercise of options that became exercisable on December 16, 1997 at $5.62 per share; (iii) 3,473 shares issuable upon exercise of options that became exercisable on April 24, 1999 at $7.59 per share;
      (iv) 4,466 shares issuable upon exercise of options that become exercisable on April 23, 2000; and (v) 7,875 shares (adjusted for applicable stock splits and dividends) issued to Mr. Russell in January 1998 as a restricted stock award and held in escrow until certain conditions are met.

 (9) All shares are owned by the WBW Trust No. One for which Mr. Weyerhaeuser is the trustee with sole voting and investment power.

(10) Includes: (i) 107 shares held by Mr. Whitney as custodian for his grandchildren; (ii) 2,100 shares held in a brokerage account for Mr. Whitney's mother, over which Mr. Whitney exercises investment power;
      (iii) 13,890 shares issuable upon exercise of options that became exercisable on September 22, 1996 at $6.77 per share; (iv) 3,476 shares issuable upon exercise of options that became exercisable on January 26, 1997 at $6.77 per share; (v) 3,473 shares issuable upon exercise of options that became exercisable on December 16, 1997 at $5.62 per share;
      (vi) 2,481 shares issuable upon exercise of options that become exercisable on April 23, 2000 at $9.60 per share; and (vii) 7,875 shares (adjusted for applicable stock splits and dividends) issued to Mr. Whitney in January 1998 as a restricted stock award and held in escrow until certain conditions are met.

(11)  Includes 106,362 shares issuable upon exercise of options.

                       PROPOSAL 1: ELECTION OF DIRECTORS

How many directors are nominated?

   Columbia's Bylaws provide that the number of directors to be elected by the shareholders shall be at least five and not more than 25. Under the Bylaws, the Board has authority to decide the exact number of directors to be elected within these limits. The Bylaws further provide that up to two directors may be added by the Board between annual meetings of the shareholders. Columbia's Board has fixed the number of directors to be elected at the Annual Meeting at 15 and has nominated the persons listed on the following pages for election as directors to serve until the 2001 Annual Meeting or until their successors are elected.

What happens if a nominee refuses or is unable to stand for election?

   The Board may reduce the number of seats on the Board or designate a replacement nominee. If the Board designates a substitute, shares represented by proxy will be voted FOR the substitute nominee. The Board presently has no knowledge that any of the nominees will refuse or be unable to serve.

Who are the nominees?

   Information regarding each of the nominees is provided below, including their name and age, their principal occupation during the past five years, and the year first elected a director of Columbia or its predecessor corporation or one of its former or current subsidiaries. The address for all of the nominees is 1102 Broadway Plaza, Tacoma, Washington, 98402. All of the nominees are presently directors of Columbia and Columbia Bank.

Richard S. DeVine                                          Director since 1993

   Mr. DeVine, 72, has served as President of Chinook Resources, Inc. (timber acquisition and sales) since 1992. Mr. DeVine currently serves as Chairman of Raleigh Schwarz & Powell, Inc. (insurance brokers), Tacoma, Washington, having served as President of that company from 1976 to 1989.

Melanie J. Dressel                                         Director since July
                                                           1998

   Ms. Dressel, 47, has served as President and Chief Executive Officer of Columbia Bank since January 2000, having served prior to that time and since July, 1998 as President and Chief Operating Officer, and since May 1997, as Executive Vice President. Ms. Dressel has also served as the President and Chief Operating Officer of Columbia since January 2000, having served prior to that time and since May 1997 as Executive Vice President. Ms. Dressel, who has over 20 years of banking experience, joined Columbia Bank in 1993, serving as Senior Vice President and Private Banking Manager until May 1997.

Jack Fabulich                                              Director since 1993

   Mr. Fabulich, 71, is Chairman of Parker Paint Manufacturing Co., Inc., Tacoma, Washington, having served as President from 1982 to 1993. He is also currently a director and is past-President of Washington Public Ports, and he is a Commissioner of the Port of Tacoma.

Jonathan Fine                                              Director since 1993

   Mr. Fine, 45, is the Chief Executive Officer of the American Red Cross, Seattle-King County Chapter. From January 1993 until April 1996, Mr. Fine was a private investor and from 1986 until December 1992, he served as Senior Vice President and Treasurer of Puget Sound Bancorp, Inc., Tacoma, Washington.

John P. Folsom                                             Director since 1997

   Mr. Folsom, 56, has been President and Chief Executive Officer of Raleigh, Schwarz & Powell, Inc. (insurance brokers), Tacoma, Washington, since 1989.

J. James Gallagher                                         Director since July
                                                           1998

   Mr. Gallagher, 61, has served as Vice Chairman and Chief Executive Officer of Columbia since January, 2000, having served prior to that time and since July 1998 as Vice Chairman of Columbia and Columbia Bank. From January 1994 until his appointment at Columbia, Mr. Gallagher was a principal of Gordon, Thomas, Honeywell, Malanca, Peterson & Daheim, P.L.L.C., a law firm headquartered in Tacoma, Washington, where he served as outside legal counsel for Columbia. Mr. Gallagher, who is a former bank regulator, has over 30 years of experience as legal counsel to financial institutions throughout the Northwest.

John A. Halleran                                           Director since 1992

   Mr. Halleran, 71, has been a private investor since 1992. Prior to that time he was a general contractor with headquarters in Bellevue, Washington.

Thomas M. Hulbert                                          Director since
                                                           October 1999

   Mr. Hulbert, 53, is the President and Chief Executive Officer of Winsor Corporation (lighting technologies), Olympia, Washington, and the President and Chief Executive Officer of Hulco, Inc. (real estate investments), Olympia, Washington. From 1986 to 1996, Mr. Hulbert was the President of Log Contractors, Inc. (timber contracting and logging), Olympia, Washington, and from 1994 to 1998, was also the President of Techwood (furniture panel manufacturer), Shelton, Washington.

Thomas L. Matson                                           Director since 1998

   Mr. Matson, 62, has been the owner and President of Tom Matson Dodge, Inc. (automobile dealership), Auburn, Washington, since 1963. Mr. Matson served as the Chairman of Cascade Bancorp, Inc. and its subsidiary, Cascade Community Bank, Auburn, Washington, from 1990 to 1997, when those institutions were acquired by Columbia.

William W. Philip                                          Director since 1993

   Mr. Philip, 73, is the Chairman of Columbia and Columbia Bank. Since November 1997 until his retirement as an active officer on December 31, 1999, Mr. Philip served as Chairman, President and Chief Executive Officer of Columbia and Chairman and Chief Executive Officer of Columbia Bank. Prior to that time and since 1993, he served as President and Chief Operating Officer of Columbia and as President and Chief Executive Officer of Columbia Bank. Until December 1992, Mr. Philip was Chairman of the Board and Chief Executive Officer of Puget Sound Bancorp, Tacoma, Washington ("PSB") since its inception in 1981 and was

Chairman and Chief Executive Officer of Puget Sound National Bank prior to and after the inception of PSB, having served with that institution for more than 40 years.

Robert E. Quoidbach                                        Director since 1988

   Mr. Quoidbach, 74, has been a private investor and tree farmer since 1990. Prior to that time he was an industrial contractor in Longview, Washington.

Donald Rodman                                              Director since 1991

   Mr. Rodman, 61, has been the owner and an executive officer of Rodman Realty, Longview, Washington, since 1961.

Sidney R. Snyder                                           Director since 1988

   Mr. Snyder, 73, has been the owner of Sid's Food Market in Seaview, Washington since 1953. Mr. Snyder is the Vice-Chairman of the Board and a principal shareholder of Pacific Financial Corporation, Aberdeen, Washington, parent of The Bank of Grays Harbor and Bank of the Pacific. Mr. Snyder has been a member of the Washington State Senate since 1990, currently serving as the Senate Democratic Leader.

William T. Weyerhaeuser                                    Director since 1998

   Mr. Weyerhaeuser, 56, is a clinical psychologist who has been in private practice in Tacoma, Washington since 1975. Since 1984, Mr. Weyerhaeuser has also been the owner and Chairman of the Board of Comerco, Inc. (holding company for the Yelm Telephone Company), Tacoma, Washington, and, from 1994 until June 1998, served as the Chairman of the Board of Rock Island Company (private investment company), St. Paul, Minnesota. Since 1990, Mr. Weyerhaeuser has also been a director of Potlatch Corporation (forest products), a company with a class of securities registered pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended, located in Spokane, Washington.

James M. Will                                              Director since 1993

   Mr. Will, 53, has served as the President of Titus-Will Enterprises (automobile leasing, rental and property management), Tacoma, Washington, since 1997, and also currently serves as President of that company's subsidiary, Titus-Will Chevrolet, Oldsmobile and Cadillac, Olympia, Washington. Prior to that time and since 1969, Mr. Will was the President of Tam Manufacturing Co. (automotive reengineering), Tacoma, Washington.

What committees has the Board established?

   The Board of Directors has established an Audit Committee and a Personnel and Compensation Committee. Columbia does not have a standing nominating committee.

   Audit Committee. The Audit Committee reviews and approves the services of the independent auditors, reviews the plan, scope, and audit results of the internal auditors and the independent auditors, and reviews the reports of bank regulatory authorities. The Audit Committee also reviews the annual and other reports to the Securities and Exchange Commission and the annual report to the shareholders. Current members of the Audit Committee, none of whom are officers or employees of Columbia or Columbia Bank, are: Messrs. Fine (Chairman), Folsom, Halleran, Hulbert, Matson and Powell. There were five meetings of the Audit Committee during 1999.

   Personnel and Compensation Committee. The Personnel and Compensation Committee reviews and recommends remuneration arrangements for senior management. Current members of the Personnel and Compensation Committee, none of whom are officers or employees of Columbia or Columbia Bank, are:
Messrs. DeVine (Chairman), Fabulich, Quoidbach, Rodman, Snyder, Weyerhaeuser and Will. Subsequent to his retirement, Mr. Philip has served as a non-voting member of the Personnel and Compensation Committee. There were five meetings of the Personnel and Compensation Committee during 1999.

How often did the Board of Directors meet during 1999?

   The Board met ten times during 1999. Each director attended at least 75% of the total number of meetings of the Board and committees on which he or she served, except Mr. Powell.

How are directors compensated?

   Columbia does not pay directors who are also employees of Columbia or Columbia Bank additional compensation for their service as directors. During 1999, each of Columbia's non-officer directors received an annual retainer of $6,000 for serving on the Board and a committee of the Board, with the exception of Mr. Hulbert, who received a retainer payment of $1,500 for his service as a director and committee member since his appointment in October 1999.

   Beginning in 2000, Mr. Philip is being compensated in the amount of $50,000 for serving as the non-executive Chairman of Columbia's Board.

   In 1997, all non-officer directors of Columbia were granted a non-qualified stock option to purchase 1,654 shares (as adjusted for applicable stock dividends and splits) of Columbia common stock at an exercise price of $9.60 per share (as adjusted for applicable stock dividends and splits). In 1998, all non-officer directors were granted a non-qualified stock option to purchase 1,575 shares (as adjusted) of Columbia's common stock at an exercise price of $24.76 per share (as adjusted). The options vest (i.e. become exercisable) three years from the date of grant, unless earlier vesting is approved by the Personnel and Compensation Committee. The options may be exercised for a period of five years after they vest. If a director dies, becomes disabled, or retires (defined to mean a termination of directorship with at least five years of service or after attaining the age of 75), all options (whether or not vested) become immediately exercisable and may be exercised by the director or the director's estate for a period of five years or until the expiration of the stated term of the option. If a director terminates service on the Board for any reason other than death, disability or retirement, all options, to the extent then exercisable, must be exercised within 90 days unless the term for exercise is extended by the Board. If any director is terminated for cause, all options will immediately terminate. Any additional option grants, which may be approved from time to time in the discretion of the Personnel and Compensation Committee and the Board are subject to a director's unexcused absence for the year from no more than 25% of the total meetings of the Board and all committees of which the director is a member.

                  PROPOSAL 2: AMENDMENT OF STOCK OPTION PLAN

   The Board of Directors proposes that the shareholders approve an amendment and restatement of Columbia's Stock Option Plan. The amendments to the Stock Option Plan include, among other things:

     (i) increasing the number of shares available for issuance under the Plan by 325,000 shares of common stock to 995,734 shares of common stock plus up to 100,000 shares of common stock if reacquired by Columbia in the open market or in private transactions;

     (ii) extending the term of the Stock Option Plan;

     (iii) adding and clarifying definitions and making implementing changes throughout the Plan, including amending the definition of employee to provide authority to grant options to new hires prior to the employees start date (provided that the options do not vest prior to the start date);

     (iv) clarifying the authority and composition of the Committee empowered to administer the Plan;

     (v) clarifying the manner in which options may be exercised and the authority the Committee has to determine procedures and conditions for exercises of options; and

     (vi) implementing miscellaneous technical changes throughout the Plan.

   The proposed amendments to the Stock Option Plan are detailed in the following description. A copy of the proposed amendments may be obtained by sending a written request to Columbia's Marketing Director at the address listed on the last page of this Proxy Statement.

   Columbia adopted its Stock Option Plan in 1988, and subsequently amended it with shareholder approval, in July 1993 and April 1997. Columbia is presently authorized to issue 670,734 shares of common stock upon the exercise of incentive stock options and nonqualified stock options granted under the Plan to officers and employees of Columbia and its present and any future subsidiaries.

   The Board believes that stock options are essential to attract and retain the services of individuals who are likely to make significant contributions to Columbia's success, to encourage ownership of Columbia's common stock by employees and directors of Columbia and its Subsidiaries and to promote Columbia's success by providing both rewards for exceptional performance and long-term incentives for future contributions. The Board of Directors believes that the number of shares of common stock currently available for issuance will be insufficient to achieve the purposes of the Stock Option Plan unless additional shares are authorized. The Board approved the amendment to the number of shares reserved under the Stock Option Plan, from 670,734 to 995,734, on January 26, 2000. The Board adopted this increase in shares reserved for issuance under the Stock Option Plan, and recommends its approval by the shareholders, in order to allow Columbia to continue to offer stock options to employees as part of its overall compensation package.

Description of the Amended and Restated Stock Option Plan

   The following is a summary of the principal provisions of the Amended and Restated Stock Option Plan and is subject to and qualified by reference to such Plan.

   Administration. The Board or a committee comprised of two or more persons may administer the Stock Option Plan. The Stock Option Plan is presently administered by Columbia's Personnel and Compensation Committee (the "Committee"). The Committee has been authorized by the Board of Directors to act in this capacity, and all members of the Committee serve for such terms as the Board of Directors determines and are appointed and may be removed by the Board of Directors. In addition to its authority to grant options the Board or Committee has authority to administer and interpret the Stock Option Plan and to determine the form and substance of agreements, instruments and guidelines for the administration of the Stock Option Plan. The Board or Committee has authority to determine the employees and directors to be granted stock options and to determine the size, type and applicable terms and conditions of such grants. The proposed amendment and restatement of the Stock Option Plan would permit the Board or Committee to delegate its powers and responsibilities to one or more of its members or other persons selected by it, to the extent permitted under applicable law. This provision is designed to facilitate the approval and processing of routine stock option grants to newly hired or promoted individuals in a timely manner.

   Shares Subject to the Plan. The number of shares of common stock currently available for issuance under the Plan is 670,734. As of December 31, 1999, options to purchase 613,768 shares (at prices ranging from $2.33 to $24.76 per share) were outstanding, and there are 56,966 shares of common stock available for future grants. Approval of the Amended and Restated Plan would increase the number of shares currently available for issuance under the Plan from 670,734 to 995,734. Not more than 50,000 shares may be subject to grants of options under the Plan to any one participant in any one fiscal year.

   Persons Who May Participate. Options may be granted under the Plan to those employees (including persons newly hired but not yet working) and directors as the Committee from time to time selects, provided that non-employee directors and newly hired employees that have not begun work may not be granted Incentive Stock Options. Approximately 525 employees are eligible to participate in the Stock Option Plan, and all 15 directors if elected at the Annual Meeting will be eligible to participate.

   Types of Options. Options granted under the Stock Option Plan may include incentive stock options ("ISOs") intended to meet all of the requirements of an "incentive stock option" as defined in Section 422 of the Internal Revenue Code (the "Code") and nonqualified stock options ("NSOs").

   Terms and Conditions of Options. The option price for each option granted under the Stock Option Plan will be determined by the Committee, but will not be less than 100% of the fair market value of Columbia's common stock on the date of grant. For purposes of the Stock Option Plan, "fair market value" means the closing sales price of such stock (or the closing bid if no sales were reported) as reported on the Nasdaq National Market. As of December 31, 1999, the closing sales price for Columbia's common stock as reported on the Nasdaq National Market was $13.125 per share.

   The exercise price for shares purchased upon the exercise of an option must be paid in cash or such other consideration, including already owned shares of Columbia common stock, acceptable to the Committee.

   The term of outstanding options will be fixed by the Committee. No ISO granted pursuant to the Plan will be exercisable after 10 years from the date of grant. Each option will be exercisable pursuant to a vesting schedule to be determined by the Committee.

   The Plan currently sets forth various expiration dates in the event of termination of employment by an optionee. The Plan provides that options generally will be exercisable for up to one year after termination of service as a result of disability or death, and for up to three months after all other terminations (except for terminations for "cause" (as defined in the Plan) in which case an option will be immediately terminate). The Committee may establish later expiration dates for options in such circumstances, provided that the Committee may not extend an option beyond the original term of such option. Expiration dates for options granted to non-employee directors who cease to be directors are established in the option agreements entered into at the date of grant of such options unless amended by the Committee.

   Transferability. No option will be assignable or otherwise transferable other than by will or the laws of descent and distribution and, during the optionee's lifetime, may be exercised only by the optionee.

   Amendment and Termination of the Plan and Options. The Plan may be modified, amended or terminated by the Board of Directors, except that shareholder approval is required for any amendment which (i) increases the number of shares subject to the Plan (other than in connection with certain automatic adjustments such as changes in capitalization) or (ii) whenever applicable law requires that a proposed amendment to the Plan receive shareholder approval. The Board or Committee may amend the terms and conditions of outstanding stock options as long as such amendments do not terminate the option or otherwise adversely affect the holders of such stock options without such holders' consent.

   Adjustment of Shares. In the event of any changes in the outstanding stock of Columbia by reason of stock dividends, stock splits, or any other increase or decrease in the number of shares of Columbia's common stock, the Stock Options Plan provides for appropriate adjustments to the number of shares reserved for issuance pursuant to the exercise of stock options, the number of stock options previously granted and the exercise price of stock options previously granted.

   Corporate Transaction. In the event of a merger or other reorganization of Columbia where Columbia is not the surviving company (other than a reorganization where the ownership of the surviving company is substantially the same as that of Columbia) or in the event of a sale of substantially all the assets or a liquidation or dissolution of Columbia, all outstanding options shall become immediately exercisable. If the options are not assumed by the successor corporation or replaced with a comparable award the Committee may, in its sole discretion, terminate all outstanding options after proper notice affording optionees a 60 day period in which to exercise their options.

   Federal Income Tax Consequences.

   The federal income tax consequences to Columbia and to any person granted an option under the Stock Option Plan are complex and subject to change. The following discussion is a summary of the general rules applicable to stock options.

   NSOs. NSOs do not qualify for any special tax benefits to the optionee. No income will be recognized by a participant upon the grant of NSO. On the exercise of an NSO, the optionee will recognize taxable ordinary income in an amount equal to the excess of the fair market value of the shares acquired over the option price. Upon a later sale of those shares, the optionee will have short-term or long-term capital gain or loss, as the case may be, in an amount equal to the difference between the amount realized on such sale and the tax basis of the shares sold.

   The income realized by the optionee will be subject to income tax withholding by Columbia out of the current earnings paid to the optionee. Columbia may also withhold from any person exercising an option a number of shares of common stock having a fair market value equal to the amount required to be withheld under applicable tax laws.

   If payment of the option price is made entirely in cash, the tax basis of the shares will be equal to their fair market value on the exercise date (but not less than the option price), and the shares' holding period will begin on the day after the exercise date. If the optionee uses already-owned shares to exercise an option in whole or in part, the transaction will not be considered to be a taxable disposition of the already owned shares. The optionee's tax basis of the already-owned shares will be carried over to the equivalent number of shares received upon exercise. The tax basis of the additional shares received upon exercise will be the fair market value of the shares on the exercise date (but not less than the amount of cash, if any, used in payment), and the holding period for such additional shares will begin on the date after the exercise date.

   In general, there will be no federal tax consequences to Columbia upon the grant or termination of NSOs or a sale or disposition of the shares acquired upon the exercise of NSOs. Upon the exercise of NSOs, however, Columbia will be entitled to a deduction for federal income tax purposes equal to the amount of ordinary income that an optionee is required to recognize as a result of the exercise, provided that the deduction is not otherwise disallowed under the Code. Under Section 162(m) of the Code, certain compensation payments in excess of $1 million are subject to a limitation on deductibility for Columbia. The limitation on deductibility applies with respect to that portion of a compensation payment for a taxable year in excess of $1 million to either Columbia's Chief Executive Officer or any one of the other four most highly compensated executive officers. Certain performance-based compensation is not subject to the limitation on deductibility. Options can qualify for this performance-based exception, but only if they are granted at fair market value, the total number of shares that can be granted to an executive for any period is stated, and stockholder and Board approval is obtained. The Amended and Restated Plan has been drafted to allow compliance with those performance-based criteria.

   ISOs. Incentive stock options qualify for favorable tax treatment for the optionee under Section 422 of the Code. Optionees will not recognize any income upon either the grant or the exercise of ISOs, and Columbia may not take a deduction for federal tax purposes with respect to such grant or exercise. Upon the sale of the shares of common stock obtained through the exercise of ISOs by the optionee, the tax treatment to the optionee and Columbia will depend primarily upon whether the optionee has met certain holding period requirements at the time he or she sells the shares. In addition, as discussed below, the exercise of incentive stock options may subject the optionee to alternative minimum tax liability.

   If an optionee exercises incentive stock options and does not dispose of the shares received within two years after the date of the grant of such stock options or within one year after the issuance of the shares to him or her, any gain realized upon disposition will be characterized as long-term capital gain. In such case, Columbia will not be entitled to a federal tax deduction. If the optionee disposes of the shares either within two years after the date that the options are granted or within one year after the issuance of the shares to him or her, such disposition will be treated as a disqualifying disposition and an amount equal to the lesser of (i) the fair market value of the shares on the date of exercise minus the exercise price, or (ii) the amount realized on the disposition minus the exercise price, will be taxed as ordinary income to the optionee in the taxable year in which the disposition occurs. The excess, if any, of the amount realized upon disposition over the fair market value at the time of the exercise of the stock options will be treated as long-term capital gain if the shares have been held for more than one year following the exercise of the stock options. In the event of a disqualifying disposition, Columbia may withhold income taxes from the optionee's compensation with respect to the ordinary income realized by the optionee as a result of the disqualifying disposition.

   The exercise of incentive stock options may subject an optionee to alternative minimum tax liability because the excess of the fair market value of the shares at the time incentive stock options are exercised over the exercise price of the stock options is included in income for purposes of the alternative minimum tax, even though it is not included in the taxable income for purposes of determining the regular tax liability of an optionee. Consequently, an optionee may be obligated to pay alternative minimum tax in the year he or she exercises incentive stock options.

   In general, there will be no federal income tax deductions allowed to Columbia upon the grant, exercise, or termination of incentive stock options. However, in the event an optionee sells or disposes of stock received upon the exercise of incentive stock options in a disqualifying disposition, Columbia is entitled to a deduction for federal income tax purposes in an amount equal to the ordinary income, if any, recognized by the optionee upon disposition of the shares, provided that the deduction is not otherwise disallowed under the Code.

   Term of Plan. Prior to amendment the Stock Option Plan had a term of ten years from the date of Shareholder approval. The proposed amendment and restatement of the Stock Option Plan would provide for a term of unlimited duration but continues to provide that to the extent required by the Code no Incentive Stock Option may be granted more than ten years from the earlier of the date the Plan is adopted by the Board of Directors or approved by shareholders.

   Options Granted. Since options granted under the Stock Option Plan are discretionary, Columbia cannot currently determine the number of options which will be issued pursuant to the Plan in the future. During 1999, options to purchase an aggregate of 29,400 shares at an average exercise price of $15.71 per share were granted under the Plan to all executive officers as a group, and options to purchase an aggregate of 93,579 shares at an average exercise price of $15.49 per share were granted to all other employees of Columbia or Columbia Bank as a group (including officers who are not executive officers). Options granted during 1999 to Columbia's Named Executives are set forth under "EXECUTIVE COMPENSATION--Option Grants in 1999." No options were granted to non-officer directors during 1999.

   The Board of Directors recommends a vote "FOR" approval of the Amended and Restated Plan.

                             EXECUTIVE COMPENSATION

   The following section describes the compensation that Columbia pays its Chief Executive Officer and the next four most highly compensated executive officers (the "Named Executives"). This section includes:

  . a report of Columbia's Personnel and Compensation Committee on executive compensation;

  .  a graph showing comparative performance of Columbia's common stock;

  . a detailed table showing compensation of the Named Executives for the last three years; and

  .  information about stock options and other benefits.

                    Report of the Personnel and Compensation
                      Committee on Executive Compensation

   The Personnel and Compensation Committee of the Board of Directors of Columbia (the "Committee") has furnished the following report on executive compensation for fiscal year 1999. The Committee report is intended to describe in general terms the process the Committee undertakes and the matters it considers in determining the appropriate compensation for Columbia's executive officers, including the Named Executives.

Responsibilities and Composition of the Committee

   The Committee is responsible for (1) establishing compensation programs for executive officers of Columbia designed to attract, motivate and retain key executives responsible for the success of Columbia as a whole; (2) administering and maintaining such programs in a manner that will benefit the long-term interests of Columbia and its shareholders; and (3) determining the salary, bonus, stock option and other compensation of Columbia's executive officers. The Committee serves pursuant to a Charter adopted by the Board of Directors.

   The Committee is composed of Richard S. DeVine (Chairman), Jack Fabulich, Robert E. Quoidbach, Donald Rodman, Sidney R. Snyder, William T. Weyerhaeuser, and James M. Will, Jr. None of the members are officers or employees of Columbia or Columbia Bank. Mr. DeVine has served on the Committee of Columbia since 1993. Messrs. Fabulich, Quoidbach, Rodman, Snyder and Will were appointed to the Committee in 1997. Mr. Weyerhaeuser was appointed to the Committee in April 1998. Upon his retirement at year-end 1999, Mr. Philip was appointed a non-voting member of the Committee.

Compensation Philosophy

   Columbia's long-term goal is to continue to create and maintain a well-capitalized, customer-focused Pacific Northwest banking institution with a significant presence in selected markets. Management believes that the ongoing consolidation in its principal market area affords an opportunity for aggressive growth in loans and deposits. Columbia's growth strategy consists of the following elements:

  . Focus on relationship lending to small and medium-sized businesses, professionals and other individuals whom Columbia believes are under-served by larger banks in its market area and are attracted by Columbia's emphasis on relationship banking.

  . Fund loan growth through the creation of a branch system catering primarily to retail depositors, supplemented by business banking customer deposits and other borrowings.

  . Continue growth through a combination of growth at existing offices, selective new branch openings in Tacoma/Pierce County and into neighboring King, Kitsap, and Thurston Counties, and expansion by acquisition in these and other markets as promising opportunities arise.

  . Control credit risk through established loan underwriting and monitoring procedures, loan concentration limits, product and industry diversification, and the hiring of experienced lending personnel with a high degree of familiarity with their market area.

   The achievement of these goals is intended to create long-term value for Columbia's shareholders, consistent with protecting the interests of depositors.

   The Committee believes that compensation of its Chief Executive Officer, other executive officers and key personnel should be based to a substantial extent on achievement of the goals and strategies that Columbia has established and enunciated.

   When establishing salaries, bonus levels and stock option awards for executive officers, the Committee considers (1) Columbia's financial performance during the past year and recent quarters; (2) the individual's performance during the past year and recent quarters; and (3) the salaries of executive officers in similar positions with companies of comparable size and other companies within the financial institutions industry. With respect to executive officers other than the Chief Executive Officer, the Committee takes into consideration the recommendations of the Chief Executive Officer. The method for determining compensation varies from case to case based on a discretionary and subjective determination of what is appropriate at the time.

Compensation Programs and Practices

   Columbia's compensation program for executives consists of three key elements: (1) base salary; (2) a performance-based annual bonus; and (3) periodic grants of options and other stock-based compensation.

   The Committee believes that this three-part approach best serves the interests of Columbia and its shareholders. It enables Columbia to meet the requirements of the highly competitive banking environment in which it operates, while ensuring that executive officers are compensated in a way that advances both the short- and long-term interests of shareholders. The variable annual bonus permits individual performance to be recognized and is based, in significant part, on an evaluation of the contribution made by the officer to Columbia's overall performance. Options and other stock-based compensation relate a significant portion of long-term remuneration directly to stock price appreciation realized by Columbia's shareholders, and further serve to promote an executive's continued service to the organization.

   Base Salary. Base salaries for Columbia's executive officers are based upon recommendations by the Chief Executive Officer, taking into account such factors as competitive industry salaries, an executive's scope of responsibilities, and individual performance and contribution to the organization. Columbia's Human Resources department obtains executive compensation data from salary surveys that reflect a peer group of other banking companies, including companies of different sizes, and provides this data to the Committee for its consideration in connection with the determination of levels of compensation. To the extent it deems appropriate, the Committee also considers general economic conditions within the area and within the industry. The Committee also meets periodically with an outside compensation consultant to evaluate the information obtained in light of Columbia's stated compensation objectives.

   Annual Bonus. Executive officers have an annual incentive (bonus) opportunity with awards based on the overall financial performance of Columbia and on specific individual performance targets. The performance targets may be based on one or more of the following criteria: growth in assets and deposits, asset quality, growth in earnings, and return on equity.

   The size of the bonus pool is based upon an assessment of Columbia's performance as compared to both budgeted and prior fiscal year performance and the extent to which Columbia achieved its overall financial goals. Once the bonus pool is determined, the Chief Executive Officer or other executive officers, as appropriate, make individual bonus recommendations to the Compensation Committee, within the limits of the pool, for eligible employees based upon an evaluation of their individual performance and contribution to Columbia's overall performance.

   Options and Other Stock-Based Compensation. Since Columbia's significant reorganization in 1993, the Committee has followed a compensation philosophy that emphasizes options and other stock-based compensation. Columbia's use of stock-based compensation focuses on the following guiding principles:
(1) stock-based compensation has been and will continue to be an important element of employee pay; (2) the grant of stock options given will be based on performance measures within the employee's control; (3) owning stock is an important ingredient in forming the partnership between all employees and the organization; and (4) ownership of significant amounts of Columbia's stock by executives and senior officers of Columbia will facilitate putting management's goals in line with shareholders. The Committee anticipates that it will continue to emphasize stock-based compensation in the future.

   Columbia's performance since 1994 has, in the Committee's opinion, shown the value of this approach. In particular, the Committee has taken note that, as shown on the Stock Performance Graph that follows, the total annual returns for Columbia's shareholders as compared to total annual returns for the Nasdaq U.S. Stock Index and for Columbia's peer group, the SNL Securities Western Bank Stock Index (currently, assets of $1 billion to $5 billion, and prior to 1999, assets of $250 million to $1 billion) has shown good performance through 1998. Performance in 1999 was below the Western Bank Stock Index. It lagged to a greater extent the Nasdaq U.S. Stock Index which reflected very large gains by many technology stocks which are included in that index.

Stock Ownership Guidelines

   In 1997, the Committee approved stock ownership guidelines, which were amended in January 1999, for its executive officers as a way to help closely align the financial interests of these officers with those of Columbia's shareholders. Officers are expected to make continuing progress towards compliance with the guidelines during the five-year period that began in April 1997 (or, as appropriate, January 1999) or the date designated as an executive officer, whichever is later.

   The ownership guidelines are as follows: (1) senior executive officers (currently including the positions of Vice Chairman, Chief Executive Officer, President, and Chief Operating Officer) have a required minimum ownership of 20,000 shares; (2) executive vice presidents in charge of commercial lending and retail banking, and the Chief Financial Officer have a required minimum ownership requirement of 15,000 shares; and (3) other designated executive officers have a minimum ownership requirement of 5,000 shares.

   The Board has also approved stock ownership guidelines which call for directors to achieve a stock ownership position of at least 5,000 shares by the year 2002 or within five years of joining the Board.

   At year-end 1999, all of the directors had exceeded the ownership guidelines, the top three executive officers as a group far exceeded the guidelines and the other executive officers as a whole had achieved substantial compliance with the guidelines.

Chief Executive Officer Compensation

   Mr. W.W. Philip served as Columbia's Chairman, President and Chief Executive Officer for the 1999 fiscal year. In evaluating the compensation of Mr. Philip for services rendered in 1999, the Committee considered both quantitative and qualitative factors.

   In looking at quantitative factors, the Committee reviewed Columbia's 1999 financial results and compared them with Columbia's budget and actual financial results for 1998. Specifically, the Committee considered that (i) year-end net income increased 14% from 1998 net income; (ii) year-end earnings per share (diluted) increased 15% from 1998; (iii) average total assets, total loans and total deposits grew by 20%, 24% and 27%, respectively, from year-end 1998 to 1999; (iv) the 1999 return on average total assets decreased compared to 1998; and (v) despite rapid loan growth, credit quality continued to compare favorably with peer group comparisons.

   In addition to these quantitative accomplishments, the Committee also considered certain qualitative accomplishments by Mr. Philip in 1999. Specifically, the Committee recognized Mr. Philip's leadership in strategically positioning Columbia for future significant developments in the banking industry and in Columbia's market area, and otherwise developing long-term strategies for the organization. The Committee recognized Mr. Philip's efforts in successfully managing the continued expansion of Columbia Bank's retail branch system. The Committee also recognized Mr. Philip's efforts in training other executive officers for future leadership of the organization following his planned retirement as an executive officer at year end 1999.

   Despite the many accomplishments achieved by the Company in 1999, management recommended and the Committee agreed that since the Company performed slightly below its internal targets, bonuses not be paid to senior executives, including Mr. Philip. Mr. Philip's annual salary in 1999 was $225,000.

Policy With Respect to $1 Million Deduction Limit

   It is not anticipated that the limitations on deductibility, under Internal Revenue Code Section 162(m), of compensation to any one executive that exceeds $1,000,000 in a single year will apply to Columbia or its subsidiaries in the foreseeable future. In the event that such limitations would apply, the Committee will analyze the circumstances presented and act in a manner that, in its judgment, is in the best interests of Columbia. This may or may not involve actions to preserve deductibility.

Conclusion

   The Committee believes that for 1999, the compensation terms for Mr. Philip, as well as for the other executive officers, were clearly related to the realization of the goals and strategies established by Columbia.

                          Richard S. DeVine, Chairman
                                 Jack Fabulich
                              Robert E. Quoidbach
                                 Donald Rodman
                                Sidney R. Snyder
                            William T. Weyerhaeuser
                                 James M. Will

                            Stock Performance Graph

   The following graph shows a five year comparison of the total return to shareholders of Columbia's common stock, the Nasdaq U.S. Stock Index (which is a broad nationally recognized index of stock performance by companies traded on the Nasdaq National Market and the Nasdaq Small Cap Market) and the SNL Securities Western Bank Stock Index (comprised of publicly-traded banks with assets of $1 billion to $5 billion, all of which are located in the western United States). The definition of total return includes appreciation in market value of the stock as well as the actual cash and stock dividends paid to shareholders. The graph assumes that the value of the investment in Columbia's common stock and each of the two indices was $100 on December 31, 1994, and that all dividends were reinvested.

                                         Period Ending
                 ----------------------------------------------------------
Index            12/31/94  12/31/95  12/31/96  12/31/97  12/31/98  12/31/99
---------------- --------  --------  --------  --------  --------  --------
Columbia Banking
 System, Inc.     100.00    131.54    187.00    326.26    335.33    249.80
NASDAQ - Total
 US               100.00    141.33    173.89    213.07    300.25    542.43
SNL $1B-$5B
 Western Bank
 Index            100.00    130.62    168.06    310.40    308.66    331.53

Compensation Tables

                           Summary Compensation Table

   The following table shows compensation paid or accrued for the last three fiscal years to Columbia's Chief Executive Officer and each of the Named Executives.

                                                    Long-Term
                       Annual Compensation     Compensation Awards
                     ----------------------- -----------------------
                                              Restricted  Securities
Name and Principal                              Stock     Underlying    All Other
Position             Year Salary(1) Bonus(1) Awards($)(2) Options(#) Compensation(3)
------------------   ---- --------- -------- ------------ ---------- ---------------
W.W. Philip,         1999 $230,573  $   -0-    $    -0-        -0-       $ 8,000
 Chairman, President 1998  233,410   20,000     555,000        -0-         8,000
 and Chief Executive
  Officer(4)         1997  181,675   75,000         -0-        -0-         8,000
J. James Gallagher,  1999 $179,777  $   -0-    $    -0-        -0-       $10,745
 Vice Chairman(5)    1998  175,000   20,000     390,000     37,500         1,755
                     1997      -0-      -0-         -0-        -0-           -0-
Melanie J. Dressel,  1999 $175,000  $   -0-    $    -0-     10,500       $13,679
 Executive Vice      1998  116,250   20,000     138,750        -0-        11,948
 President(5)        1997   86,951   25,000         -0-      1,575         8,543
Harold R. Russell,   1999 $140,000  $   -0-    $    -0-      5,250       $13,257
 Executive Vice      1998  110,000   20,000     138,750        -0-        11,166
 President           1997   87,084   25,000         -0-      2,835         8,420
Evans Q. Whitney,    1999 $140,000  $   -0-    $    -0-      5,250       $14,128
 Executive Vice      1998  101,250   20,000     138,750        -0-        11,328
 President           1997   83,000   23,000         -0-      1,575         8,508

--------
(1) Represents total cash compensation earned, including interest on deferred compensation accruals. The 1998 salary for Mr. Gallagher represents his annual salary for the full fiscal year. Since Mr. Gallagher did not begin serving as Vice Chairman until July 1998, actual salary paid to Mr. Gallagher for services rendered in 1998 was $87,250.

(2) At year-end 1999, the value of the aggregate 103,950 shares (as adjusted for applicable stock dividends and splits) representing restricted stock holdings by Columbia's Named Executives was $1,364,344.

(3) Amounts in 1999 represent: (i) profit sharing and matching contributions under Columbia's 401(k) Plan in the amount of $8,000, $8,000, $13,000, $12,650, and $12,500 for Mr. Philip, Mr. Gallagher, Ms. Dressel, Mr. Russell and Mr. Whitney, respectively; and (ii) premiums on group life insurance paid by Columbia for the benefit of Mr. Gallagher, Ms. Dressel, Mr. Russell, and Mr. Whitney in the amount of $2,745, $679, $607, and $1,628, respectively.

(4) Effective January 1, 2000, Mr. Philip retired as President and Chief Executive Officer and now serves as non-executive Chairman.

(5) Effective January 1, 2000, Mr. Gallagher was appointed Chief Executive Officer of Columbia, in addition to his role as Vice Chairman of Columbia and Columbia Bank. Also effective January 1, 2000, Ms. Dressel was appointed President and Chief Operating Officer of Columbia and President and Chief Executive Officer of Columbia Bank.

                             Option Grants in 1999

   The following table shows the stock options granted to the Named Executives during 1999.

                                                                         Grant
                                                                          Date
                                         Individual Grants               Value
                             ------------------------------------------ --------
                                        Percentage
                             Number of   of Total
                             Securities  Options
                             Underlying Granted to Exercise              Grant
                              Options   Employees    Price   Expiration   Date
Name                          Granted    in 1999   Per Share    Date    Value(1)
----                         ---------- ---------- --------- ---------- --------
W.W. Philip.................      -0-       N/A        N/A         N/A      N/A
J. James Gallagher..........      -0-       N/A        N/A         N/A      N/A
Melanie J. Dressel..........   10,500      11.2%    $15.71   1/20/2007  $74,634
Harald R. Russell...........    5,250       5.6%    $15.71   1/20/2007  $37,317
Evans Q. Whitney............    5,250       5.6%    $15.71   1/20/2007  $37,317

--------
(1) The fair market value of options granted during 1999 is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions: expected volatility of 42%; risk-free rates of 5.79%; no annual dividend yields; and expected lives of five years.

                  Option Exercises and Year-End Option Values

   The following table summarizes option exercises by and the value of unexercised options held by the Named Executives during 1999:

                                                     Number of Securities
                                                    Underlying Unexercised     Value of Unexercised In-the-
                                                          Options at          Money Options at December 31,
                         Shares Acquired  Value        December 31, 1999                   1999
Name                       On Exercise   Realized (Exercisable/Unexercisable) (Exercisable/Unexercisable)(1)
----                     --------------- -------- --------------------------- ------------------------------
W.W. Philip.............        -0-          -0-               -0-/-0-                       -0-/-0-
J. James Gallagher......        -0-          -0-            -0-/39,375                       -0-/-0-
Melanie J. Dressel......      1,688      $16,378         17,331/12,981               $114,220/$8,758
Harald R. Russell.......        -0-          -0-          10,422/9,716               $66,432/$15,765
Evans Q. Whitney........        -0-          -0-          20,839/7,731               $136,544/$8,758

--------
(1) In accordance with applicable rules of the Securities and Exchange Commission, values are calculated by subtracting the exercise price from the fair market value of the underlying stock. For purposes of this table, fair market value is deemed to be $13.125, the closing sale price of Columbia's common stock reported on the Nasdaq National Market on December 31, 1999.

                            Restricted Stock Awards

   Columbia did not grant any restricted stock awards to its Named Executives in 1999. Columbia has previously granted restricted stock awards to its Named Executives. The purpose of such awards is to reward the executives for prior service to Columbia and to incent such executives to continue to serve Columbia in the future. In each case, the awards provide for the immediate issuance of shares of Columbia common stock to the executive, with such shares held in escrow until the executive meets certain conditions. The condition to the awards is continued service as an executive officer (or, in the case of Mr. Philip, as a member of the Board) of Columbia and/or Columbia Bank for at least five years from the date of grant of the award. If an executive does not meet the required condition, the executive forfeits his or her right to the shares. The term of the escrow may be reduced by action of the Board or the Committee, by reason of a change in control of Columbia or Columbia Bank, or by the death or disability of the executive. The executives have the right to vote the award shares and to receive dividends or other distributions on the shares while they remain in escrow.

                            Other Employee Benefits

   Columbia maintains a defined contribution plan, in the form of a 401(k) plan, that allows employees, including executive officers, to contribute up to 15% of their compensation each year. Columbia currently makes matching contributions to the extent of 50% of employees' contributions up to 3% of each employee's total compensation and is authorized to make a discretionary contribution as determined by the Committee each year. Columbia contributed approximately $317,838 in matching funds to the 401(k) Plan during 1999, and made a discretionary contribution of approximately $720,000 for the year 1999.

   Columbia also maintains an Employee Stock Purchase Plan (the "ESPP") that was adopted in 1995 and amended in January 2000. The ESPP allows eligible employees to purchase shares of Columbia common stock at 90% of the lower of the market price at either the beginning or the end of the offering period by means of payroll deductions.

   Beginning in 1994, Columbia established a discretionary Incentive Bonus Plan for the benefit of certain employees. Contributions by Columbia are based upon year end results of operations for Columbia and attainment of goals by individuals. In 1999, Columbia contributed $575,450 to the Plan.

   Columbia provides a group health insurance plan along with the normal vacation and sick pay benefits.

                 Executive Employment and Severance Agreements

   Mr. Philip served as Chairman, President and Chief Executive Officer of Columbia and as Chairman and Chief Executive Officer of Columbia Bank pursuant to an amended employment agreement that expired on December 31, 1999. That agreement established Mr. Philip's minimum annual salary at $225,000 and provided for the January 1998 grant of a restricted stock award of 31,500 shares (as adjusted) of Columbia common stock.

   Mr. Gallagher serves as Vice Chairman of Columbia and Columbia Bank and Chief Executive Officer of Columbia pursuant to an employment agreement entered into effective July 1, 1998 and as amended effective January 1, 2000. The term of the employment agreement with Mr. Gallagher expires June 30, 2003, unless extended or sooner terminated as provided in such agreement. The employment agreement with Mr. Gallagher establishes his minimum annual salary at $175,000. In addition, the employment agreement with Mr. Gallagher also provided for the 1998 grant of a restricted stock award of 15,750 shares (as adjusted) of Columbia's common stock.

   Ms. Dressel serves as President and Chief Operating Officer of Columbia and as President and Chief Executive Officer of Columbia Bank pursuant to an employment agreement entered into effective July 1, 1999 and as amended effective January 1, 2000. The term of the employment agreement with Ms. Dressel expires on June 30, 2004, unless extended or sooner terminated as provided in such agreement. The employment agreement with Ms. Dressel established her minimum annual salary at $150,000 until December 31, 1999, and at $175,000 beginning January 1, 2000.

   The employment agreements with both Mr. Gallagher and Ms. Dressel contain covenants by such executives that they will not compete with Columbia in the State of Washington for two years after voluntarily terminating employment without "good reason" (as defined in the agreements).

   The employment agreements with both Mr. Gallagher and Ms. Dressel also contain provisions that require payments in the event of a change in control (as defined therein) and termination of employment without cause (as defined therein). The payments would be due if such termination followed by up to two years and in certain cases preceded the change in control. Generally, in such circumstances, all contingent payments payable to Mr. Gallagher and Ms.
Dressel are deemed earned. Under the terms of the agreements, Mr. Gallagher and Ms. Dressel are entitled to receive their base salary for two years following such termination or until the term of their respective employment agreement, whichever is longer. In such circumstances, Mr. Gallagher and Ms. Dressel are also entitled to all benefits provided for in their respective agreement, to be fully vested as to any nonvested options and to have restrictions lapse with regard to any restricted stock or other restricted securities. In the event that either Mr. Gallagher or Ms. Dressel receives an amount under these provisions which result in imposition of a tax on the executive under the provisions of Internal Revenue Code Section 4999 (relating to Golden Parachute payments) Columbia is obligated to reimburse such executive for that amount exclusive of any tax imposed by reason of receipt of reimbursement under their employment agreement.

   In July 1999, Columbia entered into Severance Agreements with H.R. Russell, Executive Vice President--Senior Credit Officer, Evans Q. Whitney, Executive Vice President--Retail Banking, Gary R. Schminkey, Executive Vice President and Chief Financial Officer, Donald A. Andersen, Senior Vice President--Senior Loan Production Officer, and Janet D. Hildebrand, Senior Vice President--Credit Administrator. The severance agreements contain provisions, similar to those contained in the employment agreements discussed above, that require payments in the event of a change in control and termination of employment without cause. Under the terms of the respective agreements, the executives are entitled to receive their base salary for varying terms of up to three years following termination arising out of a change in control situation, and are also entitled to be fully vested as to any nonvested options and to have restrictions lapse with regard to any restricted stock or other restricted securities. Such agreements also contain convenants by such executives that they will not compete with Columbia in the State of Washington for varying periods of up to two years after payment of a severance benefit. The terms of the severance agreements become operable only certain circumstances involving a change in control and do not constitute contracts for continued employment.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

   Section 16(a) of the Securities Exchange Act of 1934 requires Columbia's directors and executive officers to send reports of their ownership of Columbia's stock to the Securities and Exchange Commission. Columbia believes that all Section 16(a) filing requirements that apply to its directors and executive officers were complied with for the fiscal year ending December 31, 1999. In making this disclosure, Columbia has relied solely on written representations of its directors and executive officers, and copies of the reports that they have filed with the SEC.

                 INTEREST OF MANAGEMENT IN CERTAIN TRANSACTIONS

   During 1999, certain directors and executive officers of Columbia and Columbia Bank, and their associates, were customers of Columbia Bank, and it is anticipated that such individuals will continue to be customers of Columbia Bank in the future. All transactions between Columbia Bank and its executive officers and directors, and their associates, were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and, in the opinion of management, did not involve more than the normal risk of collectability or present other unfavorable features.

                         INDEPENDENT PUBLIC ACCOUNTANTS

   The firm of Deloitte and Touche L.L.P. performed the audit of the consolidated financial statements of Columbia and its subsidiary for the year ended December 31, 1999. Columbia's Board has selected Deloitte & Touche to be Columbia's independent accountants for the current fiscal year. Shareholders are not required to take action on this selection. A representative of Deloitte & Touche is expected to be present at the Annual Meeting to make a statement, if desired, and to be available to respond to appropriate questions.

                  ANNUAL REPORT TO SHAREHOLDERS AND FORM 10K

   Columbia's Annual Report and Form 10-K for the year ended December 31, 1999 (which is not a part of Columbia's proxy soliciting materials) is being mailed to Columbia's Shareholders with this Proxy Statement. Additional copies of the Annual Report and Form 10-K will be furnished to Shareholders upon request to:

                                  JoAnne Coy
                              Marketing Director
                            P. O. Box 2156, MS 8300
                             Tacoma, WA 98401-2156
                              Fax: (253) 305-0317

WE URGE YOU TO SIGN AND RETURN YOUR PROXY CARD AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON. IF YOU DO ATTEND THE ANNUAL MEETING, YOU MAY THEN WITHDRAW YOUR PROXY. THE PROXY MAY BE REVOKED AT ANY TIME PRIOR TO ITS EXERCISE.

                         COLUMBIA BANKING SYSTEM, INC.
                   PROXY FOR ANNUAL MEETING OF SHAREHOLDERS
                                April 25, 2000

                   THIS PROXY IS SOLICITED ON BEHALF OF THE

                             BOARD OF DIRECTORS OF

                         COLUMBIA BANKING SYSTEM, INC.

                      PLEASE SIGN AND RETURN IMMEDIATELY
                      ----------------------------------

     The undersigned shareholder of COLUMBIA BANKING SYSTEM, INC. ("Columbia") hereby nominates, constitutes and appoints J. James Gallagher and W.W. Philip and each of them (with full power to act alone), the true and lawful attorneys and proxies, each with full power of substitution, for me and in my name, place and stead, to act and vote all the common stock of Columbia standing in my name and on its books on March 1, 2000, at the Annual Meeting of Shareholders to be held at the Sheraton Tacoma Hotel, Tacoma, Washington on April 25, 2000, at 1:00 p.m., and at any adjournment thereof, with all the powers the undersigned would possess if personally present, as follows:

1. ELECTION OF DIRECTORS. A proposal to elect as directors the persons listed at right to serve until the Annual Meeting of Shareholders in the year 2001 or until their successors are duly elected and qualified:

    [ ]  FOR all nominees listed at right     [ ]  WITHHOLD AUTHORITY TO VOTE
                                                   for all nominees listed at
                                                   right (in the manner
                                                   described below)

     INSTRUCTIONS: To withhold authority to vote for any individual nominee, strike a line through the nominee's name listed at right.

     Nominees: Richard S. DeVine, Melanie J. Dressel, Jack Fabulich, Jonathan Fine, John P. Folsom, J. James Gallagher, John A. Halleran, Thomas M. Hulbert, Thomas L. Matson, William W. Philip, Robert E. Quoidbach, Donald Rodman, Sidney R. Snyder, William T. Weyerhaeuser, James M. Will

2. AMENDMENT OF STOCK OPTION PLAN. A proposal to approve Columbia's Stock Option Plan, as amended and restated.

         [ ] FOR                  [ ] AGAINST             [ ] ABSTAIN

3. In their discretion, upon such other business as may properly come before the Annual Meeting or any adjournment thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS SPECIFIED ABOVE. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" THE PROPOSALS SET FORTH HEREIN.

     Management knows of no other matters that may properly be, or which are likely to be, brought before the Annual Meeting. However, if any other matters are properly presented at the Annual Meeting, this Proxy will be voted in accordance with the recommendations of management.

     The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders for the April 25, 2000, Annual Meeting, and the accompanying documents forwarded therewith, and ratifies all lawful action taken by the above-named attorneys and proxies.

                              Date:                             , 2000
                                    ----------------------------


                              ------------------------------------------------
                              Signature


                              ------------------------------------------------
                              Signature

                              NOTE: Signature(s) should agree with name(s) on Columbia stock certificate(s). Executors, administrators, trustees and other fiduciaries, and persons signing on behalf of corporations or partnerships should so indicate when signing. All joint owners must sign.

                             AMENDED AND RESTATED
                               STOCK OPTION PLAN
                                      OF
                         COLUMBIA BANKING SYSTEM, INC.

                                    Recital

  The original Employee Stock Option Plan (the "Plan") of First Federal Corporation, the predecessor to Columbia Banking System, Inc., was adopted by the Board of Directors and Shareholders on August 2, 1988. The Plan was subsequently amended and approved by the Shareholders on July 19, 1993 and April 23, 1997. The Plan is now being amended and restated, subject to shareholder approval, for the purpose of (1) extending the term of the Plan;
(2) adding and clarifying definitions and making implementing changes throughout the Plan, including amending the definition of employee to provide authority to grant options to new hires prior to the employees start date (provided that the options may not vest prior to the start date); (3) increasing the number of shares available for issuance under the Plan by 325,000 shares of common stock to 995,734 shares of Common Stock plus up to 100,000 shares of Common Stock that are reacquired by the Company in the open market or in private transactions (by amending Section 3); (4) clarifying the authority and composition of the Committee empowered to administer the Plan (by amending Section 4); (5) clarifying the manner in which options may be exercised and the authority the Committee has to determine procedures and conditions for exercises of options (by amending Section 6); and (6) implementing miscellaneous technical changes throughout the Plan.

  In all other respects, this Amended and Restated Stock Option Plan is as adopted by the Board and approved by the Shareholders on April 23, 1997.

                                     Plan

  1. Purpose of the Plan. The purpose of this Plan is to provide additional incentives to Employees and Directors of Columbia Banking System, Inc. and its present and future Subsidiaries, thereby helping to attract and retain the best available personnel for positions of responsibility with said corporations and otherwise promoting the success of the business activities of said corporations. It is intended that Options issued pursuant to this Plan shall constitute either Incentive Stock Options or Nonqualified Stock Options.

  2. Definitions. As used herein, the following definitions shall apply:

    a. "Board" shall mean the Board of Directors of the Employer.

    b. "Code" means the Internal Revenue Code of 1986, as amended. A reference to any provision of the Code shall include reference to any successor provision of the Code.

    c. "Common Stock" shall mean the Employer's no par value common stock.

    d. "Committee" shall mean the Board or the Committee appointed by the Board in accordance with subsection 4(a) of the Plan.

    e. "Continuous Status as an Employee" shall mean the absence of any interruption or termination of service as an Employee. Continuous Status as an Employee shall not be considered interrupted in the case of sick leave, military leave, or any other approved leave of absence, except as provided under applicable Incentive Stock Option rules.

    f. "Director" shall mean any person who has been elected or appointed as a member of the Board of Directors of the Employer and who occupied that position at the date an Option was granted to such person.

    g. "Employee" shall mean any person employed by the Employer or any Subsidiary of the Employer which now exists or is hereafter organized or is acquired by the Employer. An Option may be granted to an Employee, in connection with hiring, retention or otherwise, prior to the date the Employee first performs services for Employer or a Subsidiary, provided that such Option shall not become vested prior to the date the Employee first performs such services.

    h. "Employer" shall mean Columbia Banking System, Inc., a Washington corporation.

    i. "Exchange Act" means the Securities Exchange Act of 1934, as amended.

    j. "Fair Market Value" means, as of any date, the value of Common Stock determined as follows:

      (1) If the Common Stock is listed on any established stock exchange or a national market system, including without limitation The Nasdaq National Market or The Nasdaq Small Market of the Nasdaq Stock Market, its Fair Market Value shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system for the last market trading day on the date of such determination, as reported in The Wall Street Journal or other source as the Committee deems reliable, or,

      (2) If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, its Fair Market Value shall be the mean of the closing bid and asked prices for such stock on the date of such determination, as reported in The Wall Street Journal or other source as the Committee deems reliable, or,

      (3) In the absence of an established market for the Common Stock, the Fair Market Value shall be determined in good faith by the Committee.

    k."Incentive Stock Option" means an Option with the intention that it qualify as an "incentive stock option" as that term is defined in Section 422 of the Code.

    l. "Nonqualified Stock Option" shall mean an Option other than an Incentive Stock Option.

    m. "Option" shall mean a right to purchase Common Stock granted under the Plan. Options shall include both Incentive Stock Options and Nonqualified Stock Options as the context requires.

    n. "Optioned Stock" shall mean the Common Stock subject to an Option.

    o. "Optionee" shall mean an Employee or Director who receives an Option.

    p. "Plan" shall mean this Amended and Restated Stock Option Plan.

    q. "SEC" means the United States Securities and Exchange Commission.

    r. "Shareholder-Employee" shall mean an Employee who owns, at the time an Incentive Stock Option is granted, stock representing more than ten percent (10%) of the total combined voting power of all classes of stock of the Employer or Subsidiary. For this purpose, the attribution of stock ownership rules provided in Section 424(d) of the Internal Revenue Code shall apply.

    s. "Subsidiary" shall mean any corporation having a relationship with the Employer as described in Section 424(f) of the Internal Revenue Code.

  3. Stock Subject to Options.

  Subject to Section 6(a), the maximum number of shares that may be delivered to Optionees and their beneficiaries under the Plan shall be equal to the sum of: (i) 995,734 (subject to adjustment as provided in subsection 6(i) of the Plan); and (ii) up to 100,000 shares, to the extent authorized by the Board of Directors, which are reacquired by the Employer in the open market or in private transactions after the effective date of this Plan.

  To the extent any shares covered by an Option are not delivered to an Optionee or beneficiary because the Option is forfeited or cancelled, or the shares are not delivered because the Employer settles the Option in cash or the Option is used to satisfy applicable tax withholding obligations, such shares shall not be deemed to have been delivered for purposes of determining the maximum number of shares available for delivery under the Plan. If the exercise price of any Option granted under the Plan is satisfied by tendering shares to the Employer (by either actual delivery or by attestation), only the number of shares issued net of the shares tendered shall be deemed delivered for purposes of determining the maximum number of shares available for delivery under the Plan.

  4. Administration of the Plan.

    a. The Committee. The authority to control and manage the operation and administration of the Plan shall be vested in a committee (the "Committee") in accordance with this Section 4. The Committee shall be selected by the Board and shall consist solely of two or more members of the Board. If the Committee does not exist, or if for any other reason as determined by the Board, the Board desires to directly exercise its powers under this Plan, then the Board may take any action under the Plan that would otherwise be the responsibility of the Committee. Once appointed, any such Committee shall continue to serve until otherwise directed by the Board. From time to time, the Board may increase the size of the Committee and appoint additional members, remove members (with or without cause), appoint individuals in substitution therefor, and fill vacancies however caused. The Committee shall select one of its members as chairman, and shall hold meetings at such times and places as the chairman or a majority of the Committee may determine.

  Except to the extent prohibited by applicable law or the applicable rules of a stock exchange, the Committee may allocate all or a portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any person or persons selected by it. Any such allocation or delegation may be revoked by the Committee at any time.

  At least annually, the Committee shall present a written report to the Board indicating the persons to whom Options have been granted since the date of the last such report, and in each case the date or dates of Options granted, the number of shares optioned, and the Option price per share.

    b. Powers of the Committee. Except for the terms and conditions explicitly set forth in the Plan, the Committee shall have the authority and discretion:

      (1) to determine the persons to whom Options are to be granted, the times of grant, and the number of shares to be represented by each Option;

      (2) to determine the Option price for the shares of Common Stock to be issued pursuant to each Option, subject to the provisions of subsection 6(b) of the Plan;

      (3) to determine all other terms and conditions of each Option granted under the Plan, which need not be identical;

      (4) to modify or amend the terms of any Option previously granted, or to grant substitute Options, subject to the provisions of subsections 6(l) and 6(m) and Section 8 of the Plan; provided that the Committee shall not have the authority to reprice or exchange Options in an aggregate amount which will exceed 10% of the number of shares subject to outstanding Options at such date;

      (5) to cancel or suspend Options, subject to the restrictions imposed by Section 8 of the Plan;

      (6) to interpret the Plan;

      (7) to authorize any person or persons to execute and deliver Option agreements or to take any other actions deemed by the Committee to be necessary or appropriate to effectuate the grant of Options;

      (8) to make all other determinations and take all other actions which the Committee deems necessary or appropriate to administer the Plan in accordance with its terms and conditions.

  All decisions, determinations and interpretations of the Committee shall be final and binding upon all persons, including all Optionees and any other holders or persons interested in any Options, unless otherwise expressly determined by a vote of the majority of the entire Board. No member of the Committee or of the Board shall be liable for any action or determination made in good faith with respect to the Plan or any Option.

    c. Section 16(b) Compliance and Bifurcation of Plan. It is the intention of the Company that this Plan, and Options granted under this Plan, comply in all respects with Rule 16b-3 under the Exchange Act and, if any Plan provision is later found not to be in compliance with such Rule, the provision shall be deemed null and void, and in all events this Plan will be construed in favor of its meeting the requirements of Rule 16b-3. Notwithstanding anything in this Plan to the contrary, the Board, in its absolute discretion, may bifurcate this Plan so as to restrict, limit or condition the use of any provision of this Plan to participants who are officers and directors subject to Section 16(b) of the Exchange Act without so restricting, limiting, or conditioning other Plan participants.

  5. Eligibility. Options may be granted only to Employees and Directors who the Committee, in its discretion, from time to time selects; provided that Directors who are not also Employees may not be granted Incentive Stock Options.

  Granting of Options pursuant to the Plan shall be entirely discretionary with the Committee or its designee(s), and the adoption of this Plan shall not confer upon any person any right to receive any Option or Options pursuant to the Plan unless and until said Options are granted by the Committee or its designee(s), in its sole discretion. Neither the adoption of the Plan nor the granting of any Options pursuant to the Plan shall confer upon any Employee any right with respect to continuation of employment, nor shall the same interfere in any way with the Employee's right or with the right of the Employer or any Subsidiary to terminate the employment relationship at any time.

  6. Terms and Conditions of Options. All Options granted pursuant to the Plan must be authorized by the Committee or its designee(s) and shall be subject to such terms and conditions, not inconsistent with this Plan, as the Committee shall, in its sole discretion, prescribe. The terms and conditions of any Option shall be reflected in such form of written document as is determined by the Committee. Unless waived or modified by the Committee, all Options shall be subject to the following terms and conditions:

    a. Number of Shares; Annual Limitation. Each Option agreement shall state whether the Option is an Incentive Stock Option or a Nonqualified Stock Option and the number of shares subject to Option. Any number of Options may be granted to a single eligible person at any time and from time to time, except that (i) in the case of Incentive Stock Options, the aggregate fair market value (determined as of the time each Option is granted) of all shares of Common Stock with respect to which Incentive Stock Options become exercisable for the first time by an Employee in any one calendar year (under all incentive stock option plans of the Employer, and all of its Subsidiaries taken together) shall not exceed $100,000, and (ii) not more than 50,000 shares of Common Stock, as adjusted pursuant to Section 6(i), in the aggregate may be made subject to grants under the Plan to any participant in any one fiscal year.

    b. Option Price and Consideration. The exercise price of each Option shall be established by the Committee or shall be determined by a method established by the Committee at the time the Option is granted. The exercise price shall not be less than 100% of the Fair Market Value of a share of Common Stock on the date of grant of the Option. In the case of an Incentive Stock Option granted to an Employee who, immediately before the grant of such Incentive Stock Option, is a Shareholder-Employee, the Incentive Stock Option exercise price shall be at least 110% of the Fair Market Value of the Common Stock on the date of grant of the Incentive Stock Option.

    c. Term of Option. No Incentive Stock Option granted pursuant to the Plan shall in any event be exercisable after the expiration of ten (10) years from the date such Option is granted, except that the term of an Incentive Stock Option granted to an Employee who, immediately before such Incentive Stock Option is granted, is a Shareholder-Employee shall be for not more than five (5) years from the date of grant thereof. Subject to the foregoing and other applicable provisions of the Plan including but not limited to subsection 6(e) herein, the term of each Option shall be determined by the Committee in its discretion.

    d. Manner of Exercise. An Option shall be exercisable in accordance with such terms and conditions and during such periods as may be established by the Committee.

  The payment of the exercise price of an Option shall be subject to the following:

      (i) subject to the following provisions of this subsection 6(d), the full exercise price for shares of Common Stock purchased upon the exercise of any Option shall be paid at the time of such exercise

    (except that, in the case of an exercise arrangement approved by the Committee and described in paragraph (iii) below, payment may be made as soon as practicable after the exercise).

      (ii) the exercise price shall be payable in cash or such other consideration of comparable value deemed to be acceptable by the Committee, including tendering, by either actual delivery of shares or by attestation, shares of Common Stock acceptable to the Committee, and valued at Fair Market Value as of the day of exercise, or in any combination thereof, as determined by the Committee.

      (iii) the Committee may permit an Optionee to elect to pay the exercise price upon the exercise of an Option by irrevocably authorizing a third party to sell shares of Common Stock (or a sufficient portion of the shares of Common Stock) acquired upon exercise of the Option and remit to Employer a sufficient portion of the sale proceeds to pay the entire exercise price and any tax withholding resulting from such exercise.

  Shares of Common Stock delivered pursuant to the exercise of an Option shall be subject to such conditions, restrictions and contingencies as the Committee may establish. The Committee may impose such conditions, restrictions and contingencies with respect to shares of Common Stock acquired pursuant to the exercise of an Option as the Committee determines to be desirable.

    e. Death of Optionee. In the event of the death of an Optionee who at the time of his death was an Employee and who had been in Continuous Status as an Employee since the date of grant of the Option, the Option shall terminate on the earlier of (1)(a) one year after the date of death of the Optionee or (b) such later date as may be set in the discretion of the Committee; or (2) the expiration date otherwise provided in the Option agreement, except that if the expiration date of an Option should occur during the 90-day period immediately following the Optionee's death, such Option shall terminate at the end of such 90-day period. The Option shall be exercisable at any time prior to such termination by the Optionee's estate, or by such person or persons who have acquired the right to exercise the Option by bequest or by inheritance or by reason of the death of the Optionee.

    f. Disability of Optionee. If an Optionee's status as an Employee is terminated at any time during the Option period by reason of a disability (within the meaning of Section 22(e) (3) of the Internal Revenue Code) and if said Optionee had been in Continuous Status as an Employee at all times between the date of grant of the Option and the termination of his status as an Employee, his Incentive Stock Option shall terminate on the earlier of (i) one year after the date of termination of his status as an Employee, or (ii) the expiration date otherwise provided in his Option agreement.

    g. Termination of Status as an Employee. If an Optionee's status as an Employee is terminated at any time after the grant of his Option for any reason other than death or disability, as provided in subparagraphs (e) and
  (f) above, and not by reason of fraud or willful misconduct, as provided below:

      (1) His Incentive Stock Option shall terminate on the earlier of (i) the same day of the third month after the date of termination of his status as an Employee, or (ii) the expiration date otherwise provided in his Option agreement;

      (2) His Nonqualified Stock Option shall terminate on the expiration date as provided in his Option Agreement, or if no such expiration date is provided, then such Option shall terminate on the same day of the third month after the date of termination of his status as an Employee.

  If an Optionee's status as an Employee is terminated at any time after the grant of his Option by reason of fraud or willful misconduct, then his Option shall terminate on the date of termination of his status as an Employee.

    h. Non-transferability of Options. No Option granted pursuant to the Plan may be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Optionee, only by the Optionee.

    i. Adjustments Upon Changes in Capitalization. Subject to any required action by the shareholders of the Employer, the number of shares of Common Stock covered by each outstanding Option, the number of shares of Common Stock available for grant of additional Options, and the price per share of Common Stock specified in each outstanding Option, shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from any stock split or other subdivision or consolidation of shares, the payment of any stock dividend (but only on the Common Stock) or any other increase or decrease in the number of such shares of Common Stock effected without receipt of consideration by the Employer; provided, however, that conversion of any convertible securities of the Employer shall not be deemed to have been "effected without receipt of consideration." Such adjustment shall be made by the Committee, whose determination in that respect shall be final, binding and conclusive.

  No Incentive Stock Option shall be adjusted by the Committee pursuant to this subparagraph 6(i) in a manner which causes the Incentive Stock Option to fail to continue to qualify as an incentive stock option within the meaning of
Section 422 of the Internal Revenue Code.

  Except as otherwise expressly provided in this subsection 6(i), no Optionee shall have any rights by reason of any stock split or the payment of any stock dividend or any other increase or decrease in the number of shares of Common Stock. Except as otherwise expressly provided in this subsection 6(i), any issue by the Employer of shares of stock of any class, or securities convertible into shares of stock of any class, shall not affect the number of shares or price of Common Stock subject to any Options, and no adjustments in Options shall be made by reason thereof. The grant of an Option pursuant to the Plan shall not affect in any way the right or power of the Employer to make adjustments, reclassifications, reorganizations or changes of its capital or business structure.

    j. Date of Grant of Option. The date of grant of an Option shall, for all purposes, be the date on which the Committee or its designee makes the determination granting such Option. Said date of grant shall be specified in the Option agreement.

    k. Conditions Upon Issuance of Shares. Shares of Common Stock shall not be issued with respect to an Option granted under the Plan unless the exercise of such Option and the issuance and delivery of such shares pursuant thereto shall comply with all relevant provisions of law, including, without limitation, the Securities Act of 1933, as amended, the Exchange Act, as amended, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the Common Stock may then be listed, and shall be further subject to the approval of counsel for the Employer with respect to such compliance.

    l. Merger, Sale of Assets, Etc. Except as otherwise provided in the written agreement that evidences an Option, in the event of the merger or other reorganization of the Employer with and into any other corporation with the Employer not surviving (other than a reorganization where the ownership of the surviving company is substantially the same as that of the Employer), or in the event of a proposed sale of substantially all of the assets of the Employer, or in the event of a proposed dissolution or liquidation of the Employer, (i) all outstanding and unexercised Options shall become immediately exercisable, and (ii) such Options shall either be assumed by the successor corporation, or parent thereof, in the reorganization transaction described above or be replaced with a comparable award for the purchase of shares of the capital stock of the successor corporation, except that if such Options are not so assumed or replaced, then (iii) the Committee may, in the exercise of its sole discretion, terminate all outstanding Options as of a date fixed by the Committee, which may be sooner than the originally stated Option term. The Committee shall notify each Optionee of such action in writing not less than sixty
  (60) days prior to the termination date fixed by the Committee, and each Optionee shall have the right to exercise his Option prior to said termination date.

    m. Substitute Stock Options. In connection with the acquisition or proposed acquisition by the Employer or any Subsidiary, whether by merger, acquisition of stock or assets, or other reorganization transaction, of a business any employees of which have been granted Incentive Stock Options, the Committee is authorized to issue, in substitution of any such unexercised stock option, a new Option under this Plan which confers upon the Optionee substantially the same benefits as the old option; provided, however, that the issuance of any new Option for an old Incentive Stock Option shall satisfy the requirements of Section 424(a) of the Internal Revenue Code.

    n. Tax Compliance. The Employer, in its sole discretion, may take any actions reasonably believed by it to be required to comply with any local, state, or federal tax laws relating to the reporting or withholding of taxes attributable to the grant or exercise of any Option or the disposition of any shares of Common Stock issued upon exercise of an Option, including, but not limited to, (i) withholding from any person exercising an Option a number of shares of Common Stock having a fair market value equal to the amount required to be withheld by Employer under applicable tax laws, and (ii) withholding from any form of compensation or other amount due an Optionee or holder of shares of Common Stock issued upon exercise of an Option any amount required to be withheld by Employer under applicable tax laws. Withholding or reporting shall be considered required for purposes of this subparagraph if any tax deduction or other favorable tax treatment available to Employer is conditioned upon such reporting or withholding.

    o. Other Provisions. Option agreements executed pursuant to the Plan may contain such other provisions as the Committee shall deem advisable, provided in the case of Incentive Stock Options that the provisions are not inconsistent with the provisions of Section 422(b) of the Internal Revenue Code or with any of the other terms and conditions of this Plan.

    p. Director Options. Notwithstanding the terms and conditions set forth above in this section 6, (i) no Director who is not also an Employee shall be granted an Incentive Stock Option, and (ii) Non-Qualified Stock Options granted to a Director who ceases to be a member of the Board of Employer or any Subsidiary shall be exercisable on such terms and conditions as the Committee shall determine.

  7. Term of the Plan. The Plan shall become effective on the earlier of (a) the date of adoption of the Plan by the Board; or (b) the date of shareholder approval of the Plan. The Plan shall be unlimited in duration and, in the event of a Plan termination as provided in Section 8 of the Plan, shall remain in effect as long as any Options under it are outstanding; provided, however, that, to the extent required by the Code, no Incentive Stock Option may be granted under the Plan on a date that is more than ten years from the date the Plan (or amendment increasing shares available under the Plan) is adopted or, if earlier, the date the Plan (or amendment increasing shares available under the Plan) is approved by shareholders.

  8. Amendment or Early Termination of the Plan.
    a. Amendment or Early Termination. The Board may terminate the Plan at any time. The Board may amend the Plan at any time and from time to time in such respects as the Board may deem advisable, except that, without proper approval of the shareholders, no such revision or amendment shall:

      (1) increase the number of shares of Common Stock subject to the Plan other than in connection with an adjustment under subsection 6(i) of the Plan; or

      (2) make any amendment to the Plan which would require shareholder approval under any applicable law or regulation.

  Any amendment made to this Plan which would constitute a "modification" to Incentive Stock Options outstanding on the date of such amendment, shall not be applicable to such outstanding Incentive Stock Options, but shall have prospective effect only, unless the Optionee agrees otherwise.

    b. Modification and Amendment of Option. Subject to the requirements of Code Section 422 with respect to incentive stock options and to the terms and conditions and within the limitations of this Plan, the Board or Committee may modify or amend outstanding Options granted under this Plan. The modification or amendment of an outstanding Option shall not, without the consent of the Optionee, impair or diminish any of his or her rights or any of the obligations of the Company under such Option. Except as otherwise provided in this Plan, no outstanding Option shall be terminated without the consent of the Optionee. Unless the Optionee agrees otherwise, any changes or adjustments made to outstanding Incentive Stock Options granted under this Plan shall be made in such manner so as not to constitute a "modification" as defined in Code Section 424(h) and so as not to cause any Incentive Stock Option issued hereunder to fail to continue to qualify as an Incentive Stock Option as defined in Code Section 422(b).

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

                            CERTIFICATE OF ADOPTION

  I certify that the foregoing Plan was adopted by the Board of Directors of Columbia Banking System, Inc. on January 26, 2000, and approved by the shareholders of Columbia Banking System, Inc. on April 25, 2000.

                                          -------------------------------------
                                          Secretary

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